MULLER DATA CORPORATION
395 Hudson Street
New York, New York  10014-3622
March 5, 1997
Fidelity Capital Markets
164 Northern Avenue
Boston, MA  02110
Re: Fidelity Defined Trusts - Municipal Income Trust, Series 1
Gentlemen:
We have examined Registration Statement File No. 333-21085 for the above captioned trusts. We hereby acknowledge that Muller Data Corporation is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Muller Data Corporation as evaluator.
You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.
Sincerely
      /s/Mario S. Buscemi
Chief Operating Officer
MSB:tg